Exhibit 10.1

STOCK SALE AND
BUSINESS SEPARATIONAGREEMENT

THIS STOCK SALE AND BUSINESS SEPARATION AGREEMENT (the “Agreement”) is entered into as of 30 December, 2024, by and between VCI Global Limited, a Company Limited by Shares incorporated under the laws of the British Virgin Islands (the “Company”), V Capital Consulting Limited, a Company Limited by Shares incorporated under the laws of the British Virgin Islands (“VC Consulting”), and V Capital Advisory Sdn. Bhd., a Malaysian company (“VC Advisory”, and together with VC Consulting, the “Spin-Off Subsidiaries”) and V Capital Consulting Group Limited, a Company Limited by Shares incorporated under the laws of the British Virgin Islands (the “Listing Entity”). Each party to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is a Company Limited by Shares organized under the laws of the British Virgin Islands with its shares listed for trading on The Nasdaq Stock Market LLC (“Nasdaq”);

WHEREAS, the Listing Entity is a Company Limited by Shares organized under the laws of the British Virgin Islands and which intends to apply to Nasdaq for the listing of its shares for trading thereon in the time and manner required thereby;

WHEREAS, the Listing Entity’s is authorized to issue an unlimited number of shares divided into: (i) an unlimited number of Class A Shares with no par value per share (the “Class A Shares”) and (ii) an unlimited number of Class B Shares with no par value per share (the “Class B Shares”). The rights of the Class A Shares and the Class B Shares are described in Exhibit A hereto;

WHEREAS, the Company owns 100% of the issued and outstanding ordinary shares of VC Consulting (the “VC Consulting Shares”) and 100% of the issued and outstanding ordinary shares of VC Advisory (the “VC Advisory Shares”);

WHEREAS, the Company conducts the business of corporate advisory which includes capital market advisory for Pre-IPO, IPO and Post-IPO exercises, M&A advisory and strategic private executive advisory services (the “Corporate Advisory Business”) through the Spin-Off Subsidiaries;

WHEREAS, the Board of Directors of the Company has determined that it is appropriate, desirable and in the best interests of the Company and its stockholders to separate the Corporate Advisory Business and the Spin-Off Subsidiaries into the Listing Entity;

WHEREAS, the Listing Entity intends to acquire the VC Consulting Shares and the VC Advisory Shares and the Company intends to sell the VC Consulting Shares and the VC Advisory Shares to the Listing Entity for the Sale Price (as defined below).

WHEREAS, upon the consummation of the share sale above, the Listing Entity shall own 100% of the issued and outstanding ordinary shares of the Spin-Off Subsidiaries;

AGREEMENT

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived therefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I –SHARE SALE

Section 1.01 The Share Sale. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), the Company shall sell, assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the VC Consulting Shares and the VC Advisory Shares to the Listing Entity (the “Share Sale”) as described below:For

(i)	VCIG shall transfer the VC Advisory Shares for a purchase price of RM100 payable by the Listing Entity by wire transfer of immediately available funds to the Company, without any deduction for or on account of any tax withholding, charges, or set-off, in accordance with VCIG’s written wiring instructions, against delivery of the VC Advisory Shares; and

(ii)	VCIG shall transfer the VC Consulting Shares for a purchase price of US$50,000, payable by the Listing Entity by wire transfer of immediately available funds to the Company, without any deduction for or on account of any tax withholding, charges, or set-off, in accordance with VCIG’s written wiring instructions, against delivery of the VC Consulting Shares.

Section 1.02 Closing. The Closing of the Share Sale and the transactions contemplated by this Agreement shall take place at a mutually agreeable time and place and shall close pursuant to Article V below.

ARTICLE II – TRANSITION SERVICES

Section 2.01 Office and Facilities. Currently both the Company and the Spin-Off Subsidiaries share the same office premises and related facilities. The Company agrees that the Listing Entity may maintain its presence at the current office location for up to 12 months from the Closing Date (the “Transition Period”) or until such time as it is mutually agreed that the Listing Entity requires its own office and facilities, or the Parties agree on a monthly sub-lease arrangement. During the Transition Period, the Listed Entity (directly or through the Spin-Off Subsidiaries, as determined by the Listed Entity) shall pay to the Company a sublet fee of MYR 8,500 per month within fifteen (15) business days after being invoiced by the Company. The sublet fee may be adjusted by the Company and informed to the Listed Entity from time to time to reflect any increase or decrease in the cost of office and facilities. The Company, the Spin-Off Subsidiaries and the Listing Entity may increase or decrease the Transition Period by mutual agreement of the Parties.

Section 2.02 Shared Services. (a) The Company intends to provide certain administrative services, including, but not limited to, HR administrative, and finance services, as described in Exhibit 2.02, and other services that the Parties may agree from time to time (the “Transition Services”) to the Listing Entity and the Spin-Off Subsidiaries during the Transition Period. For providing the Transition Services, the Listed Entity (directly or through the Spin-Off Subsidiaries, as determined by the Listed Entity) shall pay to the Company the Shared Service Cost.

(b) “Shared Service Cost” for each Shared Service shall be the cost set forth in Exhibit 2.02, which is intended to reflect the Historic Cost Allocation (as defined below). The Shared Service Cost for any Shared Service for which an agreed cost is not specified in Exhibit 2.02 shall be the Historic Cost Allocation for providing such Shared Service. “Historic Cost Allocation” shall mean the allocation of costs associated with such Shared Service reflected in the financial statements of the Company, plus (to the extent not included in such allocated costs) the following: (i) any reasonable out-of-pocket expenses incurred by the Company with third parties in connection with the provision of the Shared Services, without markup or fee; (ii) the cost of licenses for software or other intellectual property (or other cost associated with obtaining rights to use software or intellectual property), without markup or fee; (iii) any sales, transfer, goods, services, value added, gross receipts or similar taxes, fees, charges or assessments (including any such taxes that are required to be withheld) arising out of such Shared Service, provided that the Parties agree to use commercially reasonable efforts to minimize any such taxes, fees or assessments; and (iv) the cost of travel expenses that are reasonable and incurred in accordance with the Company’s normal travel policy and other reasonable miscellaneous out-of-pocket costs and expenses incurred by the Company.

(c) Except as otherwise provided in Exhibit 2.02 or required by applicable law, all amounts shall be invoiced and paid in U.S. Dollars. To the extent necessary, local currency conversion on any such invoice shall be based on the Company’s internal exchange rate for the then-current month, based upon the average for such month, as calculated consistently with how such local currency conversion was calculated in the twelve-month period prior to the Closing Date.

(d) Except as provided in Exhibit 2.02, the Company shall invoice the Listing Entity or the Spin-off Subsidiaries for the Service Cost owed hereunder on a monthly basis, and shall provide reasonable documentation supporting such Service Cost. The Listing Entity or the Spin-off Subsidiaries, as the case may be, shall pay the amount of such invoice by electronic transfer of immediately available funds not later than fifteen (15) business days after the date of such invoice.

(e) In the event that the Listing Entity or the Spin-off Subsidiaries in good faith dispute an invoice submitted by the Company, the Listing Entity or the Spin-off Subsidiaries may withhold payment of any amount subject to the dispute; provided that (a) the Listing Entity or the Spin-off Subsidiaries shall continue to pay all undisputed amounts in accordance with the terms hereof, (b) the Listing Entity or the Spin-off Subsidiaries shall notify the Company, in writing, of any disputed amounts and the reason for any dispute by the due date for payment of the invoice containing any disputed charges and (c) in the event any dispute is resolved in the Company’s favor, any amount that the Listing Entity or the Spin-off Subsidiaries should have paid shall be deemed to have accrued interest at an interest rate of 5% per annum from the date such payment should have been made.

(f) The Company, the Spin-Off Subsidiaries and the Listing Entity may increase or decrease the Transition Period or modify the Shared Services Fee by mutual agreement of the Parties.

(g) In performing the Shared Services, the Company shall provide the Shared Services consistent with commercially reasonable performance standards, which shall mean in all material respects (i) in substantially the same manner and at the same level of service (including, as applicable, with respect to type, frequency, quality, quantity, priority and timeliness) as compared with the six-month period prior to the Closing Date, (ii) with substantially the same degree of skill and care, and (iii) with substantially the same level of security as provided and used by the Company during the six-month period prior to the Closing Date, free of material errors.

ARTICLE III – REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to Listing Entity that:

Section 3.01 Capacity and Enforceability. The Company and the Spin-off Subsidiaries have the power, authority and legal capacity to execute and deliver this Agreement and the documents to be executed and delivered by the Company and the Spin-off Subsidiaries at the Closing pursuant to the transactions contemplated this Agreement. The execution and delivery of this Agreement and the documents to be executed and delivered at the Closing pursuant to the transactions contemplated hereby, and performance in accordance with the terms hereof and thereof, have been duly authorized by the Company and the Spin-off Subsidiaries, including requisite approval by the Company’s and the Spin-Off Subsidiaries’ board of directors or shareholders, as the case may be. This Agreement and all such documents constitute valid and binding agreements of the Company and the Spin-off Subsidiaries, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

Section 3.02 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by the Company and the Spin-off Subsidiaries will result in the breach of any term or provision of, or constitute a default under, or violate any agreement, indenture, instrument, order, law or regulation to which Company or the Spin-off Subsidiaries are a party or by which Company and the Spin-off Subsidiaries are bound.

Section 3.03 Organization and Good Standing. V Capital Consulting Limited, a Company Limited by Shares incorporated under the laws of the British Virgin Islands, V Capital Advisory Sdn. Bhd., a Malaysian Company, and V Capital Consulting Group Limited, a Company Limited by Shares incorporated under the laws of the British Virgin Islands, are corporations duly incorporated, validly existing, and in good standing under the respective laws of their incorporation, and are properly qualified to do business and are in good standing in each state and/or jurisdiction in which they are required to be so qualified.

Section 3.04 Title to Shares. The Company represents and warrants that, at Closing, the Listing Entity will have good and marketable title to the VC Advisory Shares and the VC Consulting Shares, free and clear of all options, warrants, pledges, claims, Liens and encumbrances, and any restrictions or limitations prohibiting or restricting the transfer of such shares. The Company has on the date hereof, or will have, at the Closing Date, good and marketable title to, and all other legal rights to possess and use, sell, assign, transfer and convey the VC Advisory Shares and the VC Consulting Shares, free and clear of all Liens. Upon consummation of the transactions contemplated by this Agreement at the Closing, good and marketable title to the VC Advisory Shares and the VC Consulting Shares, free and clear of all Liens, will pass to the Listing Entity. As used herein, “Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

ARTICLE IV –CLOSING

Section 4.01 Closing. The closing of the Share Sale and transfer of the VC Advisory Shares and the VC Consulting Shares to the Listing Entity (the “Closing”) shall take place remotely by electronic exchange of signature pages, on the date hereof (the “Closing Date”).

Section 4.02 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, at or prior to the Closing Date of the following conditions:

(a) No Injunctions. There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Authority (as defined below) which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement. “Governmental Authority” shall mean any nation or government, or any federation, province or state or any other political subdivisions thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government, agency, department, board, commission or instrumentality of the British Virgin Islands, Malaysia or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, or any self-regulatory organization, stock exchange, securities commission or securities regulators;

(b) No Action by Governmental Authority. There is no action, suit, investigation or proceeding by any Governmental Authority pending or threatened against or affecting any Spin-Off Subsidiary, any properties, revenues or assets of the Spin-off Subsidiary, or this Agreement; and

(c) No Material Action by Third Party. There is no action, suit, investigation or proceeding by any third party before any court, arbitrator, administrative agency or other Governmental Authority pending or threatened against or affecting the Company, the Spin-Off Subsidiaries or the Listing Entity; any properties, revenues or assets of the Acquired Companies, or this Agreement, which could reasonably be expected to have a Material Adverse Effect on the Parties, taken as a whole, or could reasonably be expected to materially and adversely affect the Company’s ability to perform its obligations under this Agreement.

Section 4.03 Conditions to Obligations of the Spin-Off Subsidiaries and the Listing Entity. The obligations of the Spin-Off Subsidiaries and the Listing Entity to effect the transactions to be effected by them at the Closing shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following further conditions:

(a) The Company’s Obligations Performed. The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date;

(c) The Company’s Representations and Warranties True and Correct. Each of the representations and warranties of the Company contained in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case as of the date hereof and on and as of the Closing Date as if made on and as of such time (except for representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date);

(d) No Material Adverse Effect. No event or series of events shall have occurred which has had or would reasonably be expected to have a Material Adverse Effect on the Business, including, without limitation, any currency devaluation or foreign exchange restriction or other actions by any Governmental Authority limiting repatriation of capital or any material change in the governmental or political climate of the British Virgin Islands or Malaysia. “Material Adverse Effect” shall mean any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities taken as a whole (ii) material impairment of the ability of any party to perform the material obligations of such party under any transaction documents, or (iii) material impairment of the validity or enforceability of this Agreement or any other transaction document against any party hereto or thereto;

(e) Officers Certificate and Certificates of Good Standing. The Company shall have delivered to the Spin-Off Subsidiaries and the Listing Entity the resolutions of the Company’s board of directors, a certificate certified by the chief executive officer of the Company authorizing it to enter into this Agreement and to consummate the transactions and perform the obligations contemplated hereunder. In addition, the Company shall have delivered to the Spin-Off Subsidiaries and the Listing Entity a certificate of good standing as of the closing date.

(f) Resolutions. Any resolutions, consents, approvals and waivers as may be required from the Company under the memorandum and articles of association of the Company or otherwise to enable the Company to sell all of the VC Consulting Shares and the VC Advisory Shares to the Listing Entity on the terms set out in this Agreement, in each case in the form and substance reasonably satisfactory to the Spin-Off Subsidiaries and the Listing Entity. Additionally, the Company shall provide a certified copy of the written resolution of the board of directors of the Company approving the transfer of all of the VC Consulting Shares and the VC Advisory Shares to the Listing Entity and the form of an instrument of transfer to be used to transfer such shares to the (such resolution being in the form and substance reasonably satisfactory to the Spin-Off Subsidiaries and the Listing Entity);

(g) The Company shall deliver or procure the delivery to the Listing Entity of the following:

(i) an original counterpart of an instrument of transfer of all Sale of all of the VC Consulting Shares and the VC Advisory Shares to the Listing Entity, duly executed by the Company and the Listing Entity; and

(ii) the original share certificates of the VC Consulting Shares and the VC Advisory Shares together with certified copies of the register of members of the Spin-Off Subsidiaries recording the transfer of the VC Consulting Shares and the VC Advisory Shares to the Listing Entity.

Section 4.04 Conditions to Obligations of the Company. The obligation of the Company to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following further conditions:

(a) The Spin-Off Subsidiaries and the Listing Entity’s Obligations Performed. The Spin-Off Subsidiaries and the Listing Entity shall have performed in all material respects its obligations under this Agreement required to be performed by them on or prior to the Closing Date; and

(b) The Listing Entity shall have paid the purchase price pursuant to Section 1.01 above.

Section 4.05 Transfer of Records. On or before the Closing, the Company shall transfer to the Spin-Off Subsidiaries and the Listing Entity all existing corporate books and records in the Company’s possession relating to the Spin-Off Subsidiaries and its business, including but not limited to all agreements, litigation files, real estate files, personnel files and filings with governmental agencies; provided, however, when any such documents relate to both the Company and the Spin-Off Subsidiaries, only copies of such documents need be furnished;

Section 4.06 Further Assurances. At or after the Closing, and without further consideration, the Company, Spin-Off Subsidiaries and the Listing Entity, will each execute and deliver to one another such further instruments of conveyance and transfer as each may reasonably request in order to more effectively convey the Shares to the Company and to effectuate the consummation of the transactions provided for herein; and;

Section 4.07. Governmental Approvals. Any material Governmental Approvals and other Consents necessary to consummate the Share Sale or any portion thereof shall have been obtained and be in full force and effect.

ARTICLE V – NON-COMPETITION; NON-SOLICITATION

Section 5.01. During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Non-Competition Period”):

(a)	neither the Company nor any of its Affiliates will compete with, or own, manage, operate, control or participate in the ownership, management, operation or control of any company that competes with the Listing Entity in the Corporate Advisory Business across all jurisdictions. “Affiliate” shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person or entity specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, through the ownership of voting securities, by contract, as trustee, executor or otherwise; and

(b)	neither the Spin-Off Subsidiaries or the Listing Entity nor any of its Affiliates will compete with, or own, manage, operate, control or participate in the ownership, management, operation or control of any company that competes with the Company in the other business of the Company that are not related to the Corporate Advisory Business in all jurisdictions.

Section 5.02 Non-Solicitation. During the Non-Competition Period:

(a)	neither the Company nor any of its Affiliates will (i) directly or indirectly, hire, engage or employ (as an employee, consultant or otherwise) any Spin-Off Subsidiaries’ or Listing Entity’s employees (collectively, the “Spin-Off Subsidiaries or Listing Entity Employees”), unless agreed to by written consent of the Spin-Off Subsidiaries and Listing Entity, (ii) through any director or officer of the Company, directly or indirectly, solicit for employment or the engagement of services of any Spin-Off Subsidiaries or Listing Entity’s Employee or induce or attempt to induce any Spin-Off Subsidiaries or Listing Entity’s Employee to leave his or her employment with the Spin-Off Subsidiaries or Listing Entity, or in any way intentionally interfere with the employment relationship between any Spin-Off Subsidiaries or Listing Entity’s Employee or any Affiliate of the Spin-Off Subsidiaries or Listing Entity, in each case for the purpose of employing or engaging the services of such the Spin-Off Subsidiaries or Listing Entity Employee or soliciting such Spin-Off Subsidiaries or Listing Entity Employee to become an employee or consultant of the Company or its Subsidiaries or any other Person; provided, however, that nothing herein shall preclude the Company from employing or soliciting any Spin-Off Subsidiaries or Listing Entity Employee (A) who independently responds to any public advertisement or general solicitation (such as a newspaper advertisement or internet posting) not specifically targeting such Spin-Off Subsidiaries or Listing Entity Employee or (B) following the termination of such Spin-Off Subsidiaries or Listing Entity Employee’s employment with the Spin-Off Subsidiaries or Listing Entity for any reason, provided, that the Company has not induced such Spin-Off Subsidiaries and Listing Entity’s Employee to terminate his or her employment in breach of the Company’s obligations hereunder, or (iii) take any action or attempt to take any action with the intent of impairing any material relationship, contractual or otherwise, between the Spin-Off Subsidiaries or Listing Entity Employees and any customer, supplier, consultant, independent contractor, distributor or reseller; and

(b)	neither the Spin-Off Subsidiaries or Listing Entity will (i) directly or indirectly, hire, engage or employ (as an employee, consultant or otherwise) any Company’s employees (collectively, the “Company’s Employees”), unless agreed to by written consent of the Company, (ii) through any director or officer of the Spin-Off Subsidiaries or Listing Entity, directly or indirectly, solicit for employment or the engagement of services of any Company’s Employee or induce or attempt to induce any Company’s Employee to leave his or her employment with the Company, or in any way intentionally interfere with the employment relationship between any Company’s Employee or any Affiliate of the Company, in each case for the purpose of employing or engaging the services of such the Company’s Employee or soliciting such Company’s Employee to become an employee or consultant of the Spin-Off Subsidiaries or Listing Entity or its Subsidiaries or any other Person; provided, however, that nothing herein shall preclude the Spin-Off Subsidiaries or Listing Entity from employing or soliciting any Company’s Employee (A) who independently responds to any public advertisement or general solicitation (such as a newspaper advertisement or internet posting) not specifically targeting such Company’s Employee or (B) following the termination of such Company’s Employee’s employment with the Company for any reason, provided, that the Spin-Off Subsidiaries or Listing Entity have not induced such Company’s Employee to terminate his or her employment in breach of the Spin-Off Subsidiaries or Listing Entity’s obligations hereunder, or (iii) take any action or attempt to take any action with the intent of impairing any material relationship, contractual or otherwise, between the Company’s and any customer, supplier, consultant, independent contractor, distributor or reseller

ARTICLE VI – MISCELLANEOUS

Section 6.01 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of laws in any jurisdiction. Each party consents and submits to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States located in New York for the adjudication of any action or legal proceeding relating to or arising out of this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action or legal proceeding relating thereto except in any such court). Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby agrees that service of any process, summons, notice or document by overnight courier addressed to such party shall be effective service of process for any such suit, action or proceeding brought against such party in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon such judgment. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 6.02 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to V Capital Consulting Group Limited to (Listing Entity):

V Capital Consulting Group Limited

B03-C-8 Menara 3A, KL Eco City, No. 3

Jalan Bangsar, 59200 Kuala Lumpur

If to VCI Global Limited to:

Victor Hoo, Chief Executive Officer and Chairman

B03-C-8 Menara 3A, KL Eco City, No. 3

Jalan Bangsar, 59200 Kuala Lumpur

If to V Capital Consulting Limited:

V Capital Consulting Limited

B03-C-8 Menara 3A, KL Eco City, No. 3

Jalan Bangsar, 59200 Kuala Lumpur

If to V Capital Advisory Sdn. Bhd.:

V Capital Advisory Sdn. Bhd.

B03-C-8 Menara 3A, KL Eco City, No. 3

Jalan Bangsar, 59200 Kuala Lumpur

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 6.03 Attorney’s Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 6.04 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 6.05 Expenses. The Company will bear the expenses, including legal, accounting and professional fees, incurred in connection with the Share Sale or any of the other transactions contemplated hereby.

Section 6.06 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 6.07 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties. Any purported assignment without such consent shall be void and unenforceable.

Section 7.08 Amendment and Waiver. This Agreement may be amended, modified or waived only by a separate written instrument duly signed and delivered by or on behalf of all Parties. Each Party agrees that no failure or delay by the other Parties in exercising any right, power or privilege hereunder will operate as a waiver, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

Section 6.09 Severability The invalidity, illegality or unenforceability of any provision of this Agreement shall not impair or affect the validity, legality or enforceability of any other provision of this Agreement, unless the enforcement of such other provision in such circumstances would be inequitable as determined by a court of competent jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have caused this Stock Sale and Business Separation Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

For and on behalf of	)
VCI GLOBAL LIMITED	)
)
Dated: 30 December 2024)		/s/ Hoo Voon Him
		Name:	Hoo Voon Him
		Title :	Chief Executive Officer and Chairman

For and on behalf of	)
V CAPITAL CONSULTING LIMITED	)
)
Dated: 30 December 2024)		/s/ Hoo Voon Him
		Name:	Hoo Voon Him
		Title :	Director

For and on behalf of	)
V CAPITAL ADVISORY SDN BHD	)
	)	/s/ Hoo Voon Him
Dated: 30 December 2024)		Name:	Hoo Voon Him
		Title :	Director

For and on behalf of	)
V CAPITAL CONSULTING GROUP LIMITED	)
)
Dated: 30 December 2024)		/s/ Hoo Voon Him
		Name:	Hoo Voon Him
		Title :	Director

EXHIBIT A

DESCRIPTION OF LISTING ENTITY SHARE CAPITAL

Class A Shares

The following summarizes the rights of holders of our class A shares:

●	each holder of class A shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the election of directors;

●	holders of class A shares vote together with holders of class B shares;

●	there are no cumulative voting rights;

●	the holders of our class A shares are entitled to dividends and other distributions, , as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any, and pursuant to our memorandum and articles of association, all dividends unclaimed for three years after having been declared may be forfeited by a resolution of directors for the benefit of the Listing Entity;and

●	upon liquidation, dissolution or winding up of the Listing Entity, the holders of class A shares will be entitled to share ratably, pari passu with class B shares, in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

Class B Shares

The following summarizes the rights of holders of our class B shares:

●	each holder of class B shares is entitled to ten (10) votes per share on all matters to be voted on by shareholders generally, including the election of directors;

●	holders of class B shares vote together with holders of class A shares;

●	there are no cumulative voting rights;

●	the holders of class B shares shall not be entitled to dividends and other distributions;

●	upon liquidation, dissolution or winding up of the Listing Entity, the holders of class B shares will be entitled to share ratably, pari passu with our class A shares, in the distribution of all of our assets remaining available for distribution after satisfaction of all liabilities of the Listing Entity; and

●	each class B share is convertible into one class A share at the option of the holder at any time.

EXHIBIT 2.02

SHARED SERVICES

Shared Service Description		Pricing/Cost
1)	HR & Administrative Services	MYR 10,000 per month

-	Manage recruitment, payroll, employee benefits, employee relations, training, and compliance with employment laws
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2)	Finance Services	MYR 30,000 per month

-	Handle accounting, budgeting, financial reporting, accounts payable/receivable, payroll management, and financial planning